Exhibit 10.11

TRANSITION AGREEMENT

AND

GENERAL RELEASE OF CLAIMS

This Transition Agreement and General Release of Claims (“Agreement” or “General Release”) is made and entered into by and between Keith D. Ross, for himself and on behalf of his agents, assigns, heirs, executors, administrators, attorneys and representatives (“Mr. Ross”), and Alliant Techsystems Inc., a Delaware corporation, any related corporations or affiliates, subsidiaries, predecessors, successors and assigns, present or former officers, directors, stockholders, board members, agents, employees, and attorneys, whether in their individual or official capacities, delegates, benefit plans and plan administrators, and insurers (“Company” or “ATK”).

WHEREAS, Mr. Ross’ employment shall end as provided for in his Notice of Resignation.  In consideration of Mr. Ross signing and complying with this General Release, ATK agrees to provide Mr. Ross with certain payments and other valuable consideration described below.  Further, ATK and Mr. Ross desire to resolve and settle any and all potential disputes or claims related to his employment or resignation of employment with ATK.

WHEREAS, ATK has expended significant time and resources on promotion, advertising, and the development of goodwill and a sound business reputation through which it has developed a list of customers and prospective customers and identified those customers’ and prospective customers’ needs for ATK’s services and products.  This information and goodwill are valuable, special and unique assets of ATK’s business, which Mr. Ross acknowledges constitute confidential, proprietary and trade secret information belonging to ATK.

WHEREAS, ATK has expended significant time and resources on technology, research, and development through which it has developed products, processes, technologies and services that are valuable, special and unique assets of ATK, which Mr. Ross acknowledges constitute confidential, proprietary and trade secret information belonging to ATK.

WHEREAS, the disclosure to or use by third parties of any of ATK’s confidential, proprietary and/or trade secret information, or Mr. Ross’ unauthorized use of such information, would seriously harm ATK’s business and cause monetary loss that would be difficult, if not impossible, to measure.

THEREFORE, ATK and Mr. Ross (the “Parties”) mutually agree to the following terms and conditions:

1.             Termination of Employment.  Mr. Ross’ employment with ATK will be terminated effective April 16, 2012 (“Date of Resignation”).  After the Date of Resignation, Mr. Ross agrees to work diligently and in good faith to aid in the transition of his responsibilities and duties to the Corporation and to execute any documents necessary or appropriate to assist the Corporation in its reporting or compliance obligations under the federal securities laws.

(a)           Final Paycheck.  ATK will pay Mr. Ross for all salary earned through the Date of Termination within thirty days of Date of Termination.  ATK will also pay for any accrued, but unused, vacation/PTO.  Mr. Ross’ continuing right, if any, under all other ATK employee benefits plans will be governed by those plans.

(b)           Restricted Stock and Performance Shares.  Mr. Ross will immediately forfeit any outstanding long-term incentive compensation awards, including unvested shares of restricted stock and unearned performance shares, in accordance with the applicable plans and award agreements on the Date of Resignation.

(c)           Stock Options.  Mr. Ross will immediately forfeit all unvested (not exercisable) stock options on the Date of Resignation in accordance with the terms of his Non-Qualified Stock Option Agreement.  Mr. Ross has outstanding stock options for the purchase of 5,000 shares of the Company’s common stock that are currently exercisable and will remain exercisable for up to 90 days after the Date of Resignation.

(d)           Deferred Compensation.  Mr. Ross’ deferred compensation will be paid out in accordance with the Alliant Techsystems Inc. Nonqualified Deferred Compensation Plan.

2.             Transition Benefits.  In exchange for the promises of this Agreement, and after the applicable revocation period has ended, ATK will provide Mr. Ross with the Transition Benefits identified in this Paragraph 2, provided that Mr. Ross has not revoked this General Release during the rescission period outlined in Paragraph 8 below:

(a)           Transition Payment.  ATK will pay Mr. Ross a single lump-sum Transition Payment in the amount of $300,000.  This Transition Payment will be subject to all applicable withholdings and will be taxable as payroll wages at the supplemental wage withholding rate.  No 401(k) deductions will be taken from the payment nor is it pensionable earnings (for example, it is not “Earnings” or “Recognized Compensation”) for purposes of any ATK qualified or non-qualified employee benefits plans.

(b)           Annual Incentive Compensation.  Mr. Ross will be eligible to receive an annual cash incentive payment pursuant to the ATK Executive Officer Incentive Plan (“EIP”) in respect of the fiscal year ending March 31, 2012.  The amount paid (if any) under the EIP will be based on the financial performance achieved as compared to the performance goals established at the beginning of ATK’s current fiscal year.  Mr. Ross will receive seventy-five percent of this calculated amount.  Payment of the remaining twenty-five percent is based on individual performance.  Mr. Ross will not be awarded any payment of this portion of the award pursuant to the terms of the EIP and ATK’s compensation system.  The EIP amount will be paid in a single lump sum payment in cash, and will be subject to all applicable withholdings and will be taxable as payroll wages at the supplemental wage withholding rate.  The EIP amount will be paid at the time all other EIP participants receive payment of their annual cash incentive payments for such fiscal year, but in no event will be paid later than March 15, 2013.

(c)           Independent Consideration.  Mr. Ross understands and agrees that he is only eligible for Transition Benefits because he has signed and not revoked this General Release.  Mr. Ross acknowledges that he is not otherwise entitled to receive such additional and valuable consideration.  Except as otherwise provided in Paragraph 7, by Mr. Ross’ signature on this General Release, he waives all rights to any other benefits or cash payments.  Further, Mr. Ross agrees that these Transition Benefits are adequate consideration for the promises herein.

(d)           Delivery of Payment.  ATK will pay Mr. Ross the cash amount under paragraph 2(a) no sooner than five (5) business days after the Effective Date of this Agreement, and in no event later than March 15, 2013.

3.                                      Post-Employment Restrictions and Obligations.

(a)           Confidential Information.  Mr. Ross acknowledges that in the course of his employment with ATK, he has had access to ATK’s confidential, proprietary and trade secret information.  Mr. Ross agrees to maintain the confidentiality of ATK’s confidential, proprietary and trade secret information, and will not disclose or otherwise make such information available to any person, company, or other party, or use such information for Mr. Ross’ own benefit.

(b)           Non-Disparagement.  Further, Mr. Ross agrees not to make any disparaging or defamatory comments about any ATK director, officer, employee, the Company, it products or services, or any aspect of his employment or resignation from employment with ATK.  ATK agrees that no one vested with authority to speak or write on its behalf will make any comments about Mr. Ross personally, his performance during employment, or his resignation of employment that are derogatory, defamatory, disparaging or harmful to his reputation.

(c)         Non-Solicitation.  During a three (3) year period from the Date of Resignation, Mr. Ross will not, directly or indirectly, solicit or induce any employees of ATK to become employed by or associated with any person, firm or corporation other than ATK or induce them to leave their employment with ATK.

(d)         Cooperation.  Mr. Ross agrees to cooperate fully and assist ATK in any matter in which he has been involved during the course of his employment.  Such assistance shall include providing information, preparing documents, submitting to depositions, providing testimony and general cooperation to assist ATK in explaining its position with respect to any matter in which he may have been involved.  Further, Mr. Ross agrees that he will cooperate with ATK in responding to any regulatory requests, including but not limited to requests from the Securities and Exchange Commission (SEC), and in providing assistance in litigation or regulatory matters, including appearing as a witness or in connection with any deposition.

(e)         Breach of Post-Employment Restrictions and Obligations.  If Mr. Ross breaches any of his obligations under this Paragraph 3, then he will not be entitled to, and shall return, 75 percent of the Transition Benefits provided in Paragraph 2.  ATK will be entitled to attorneys’ fees and costs incurred in seeking injunctive relief and damages including collecting the repayment of applicable consideration.  Such action on the part of ATK will not in any way affect the enforceability of the General Release of Claims provided in Paragraph 5, which is adequately supported by the remaining Transition Benefits provided in Paragraph 2.

4.             Return of ATK Property.  Before his last day of employment, Mr. Ross returned all ATK property in his possession or control including, but not limited to, confidential or proprietary information, credit card, computer, documents, records, correspondence, identification badge, files, keys, software, and equipment.  Further, Mr. Ross does not owe ATK for any personal credit card expenses, wage advances, employee store purchases, and used, but unaccrued, vacation/PTO time.

5.             General Release of Claims.  Except as stated in Paragraph 7, Mr. Ross hereby releases and forever discharges ATK from all claims and causes of action, whether or not Mr. Ross currently has knowledge of such claims and causes of action, arising, or which may have arisen, prior to Mr. Ross’ execution of this Agreement and out of or in connection with his employment, the terms and conditions of his employment or his resignation from the employ of ATK.  This General Release includes, but is not limited to, claims, demands or actions arising under any federal or state law such as the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1991, the Americans with Disabilities Act (“ADA”), the Equal Pay Act, 42 U.S.C. §§ 1981, 1983 and 1985, the Family Medical Leave Act (“FMLA”), the Employee Retirement Income Security Act of 1978 (“ERISA”), the Worker Adjustment Retraining and Notification Act (“WARN”), the National Labor Relations Act (“NLRA”), the Occupational Safety and Health Act (“OSHA”), the Sarbanes-Oxley Act, and the Rehabilitation

Act, all as amended.  This General Release specifically includes any rights or claims arising under the Virginia Human Rights Act, Va. Code Ann. §§ 2.2-3900—2.2-3902; Va. Code Ann. § 40.1-28.6; Va. Code Ann. §§ 51.5-3—51.5-46; and Virginia Fraud Against Taxpayers Act, Va. Code Ann. §§ 8.01-216.1—8.01-216.9 and any rights or claims arising under Minn. Stats. §§ 181.81, 176.82, 181.931-935, and 181.940-944, and any other statutes and common law of the State of Minnesota, all as amended.

This General Release includes any rights or claims arising under any state human rights or fair employment practices act, or any other federal, state or local statute, ordinance, regulation or order regarding conditions of employment, compensation for employment, termination of employment, or discrimination or harassment in employment on the basis of age, gender, race, religion, disability, national origin, sexual orientation, or any other protected characteristic, and the common law of any state.

Mr. Ross agrees that this General Release extends to all claims, demands or causes of action which he had, has or may have against ATK which arose prior to Mr. Ross’ execution of this Agreement based upon statutory or common law claims for breach of express or implied contract, breach of employee handbooks or other policies, breach of promises, fraud, wrongful discharge, defamation, emotional distress, whistleblower claims, negligence, assault, battery, or any other theory, whether legal or equitable.

Mr. Ross agrees that this General Release includes all damages available under any theory of recovery, including, without limitation, any compensatory damages (including all forms of back-pay or front-pay), attorneys’ fees, liquidated damages, punitive damages, treble damages, emotional distress damages, pain and suffering damages, consequential damages, incidental damages, statutory fines or penalties, and/or costs or disbursements.  Except as stated in Paragraph 7, Mr. Ross is completely and fully waiving any rights under the above stated statutes, regulations, laws, common law, or legal or equitable theories.

6.             Breach of General Release of Claims.  If Mr. Ross breaches any provision of the General Release of Claims provided in Paragraph 5, then he will not be entitled to, and shall return, 90 percent of the Transition Benefits provided in Paragraph 2.  ATK will be entitled to attorneys’ fees and costs incurred in its defense including collecting the repayment of applicable consideration.  Such action on the part of ATK will not in any way affect the enforceability of the Post-Employment Restrictions and Obligations provided in Paragraph 3, which are adequately supported by the remaining Transition Benefits provided in Paragraph 2.

7.             Exclusions from General Release.  Mr. Ross is not waiving his rights to any vested pension and/or 401(k) benefits pursuant to these ERISA plans nor is he waiving his COBRA rights.  Mr. Ross also is not waiving his right to enforce the terms of this General Release or to challenge the knowing and voluntary nature of this General Release under the ADEA as amended; or his right to assert claims, demands or causes of action, including but not limited to claims under the ADEA, that arise after Mr. Ross executes this General Release.  Mr. Ross agrees that ATK reserves any and all defenses, which it has or might have against any claims, demands or causes of action brought by Mr. Ross.  This includes, but is not limited to, ATK’s right to seek available costs and attorneys’ fees, and to have any money or other damages that might be awarded to Mr. Ross, reduced by the amount of money paid to him as Transition Benefits under to this General Release.  Nothing in this General Release interferes with Mr. Ross’ right to file a charge with the Equal Employment Opportunity Commission (“EEOC”), or to participate in an EEOC investigation or proceeding.  Nevertheless, Mr. Ross understands that he has waived his right to recover any individual relief or money damages, which may be awarded on such a charge.

8.             Right to Revoke.  This General Release does not become effective for a period of seven (7) days after Mr. Ross signs it and Mr. Ross has the right to cancel it during that time.  Any decision to revoke this General Release must be made in writing and hand-delivered to ATK or, if sent by mail, postmarked within the seven (7) day time period and addressed to ATK’s Senior Vice President of Human Resources, Alliant Techsystems Inc., 1300 Wilson Boulevard, Arlington, VA  22209.  Mr. Ross understands that if he decides to revoke this General Release, he will not be entitled to any Transition Benefits.

9.             Certification.  As the former Senior Vice President, General Counsel & Secretary of ATK, Mr. Ross certifies and warrants that he is not aware of any unreported violation of law or regulation with respect to ATK’s business or any unreported violation of ATK’s Business Ethics Code of Conduct.  Mr. Ross further warrants and certifies that his resignation from the employ of ATK has nothing to do with any such unreported violation of law or regulation or potential violation of law or regulation by the Company.

10.          No Wrongdoing.  By entering into this General Release, ATK does not admit that it has acted wrongfully with respect to Mr. Ross’ employment or that he has any rights or claims against it.

11.          No Adequate Remedy at Law.  Mr. Ross acknowledges and agrees that his breach of the Post-Employment Restrictions and Obligations provided in Paragraph 3 would cause irreparable harm to ATK and the remedy at law would be inadequate.  Accordingly, if Mr. Ross violates such Paragraph, ATK will be entitled to injunctive relief in addition to any other legal or equitable remedies without the necessity of posting a bond.

12.          Choice of Law, Venue and Jury Trial Waiver.  The terms of this General Release will be governed by the laws of the Commonwealth of Virginia (without regard to conflict of laws principles).  Any legal action to enforce this General Release shall be brought in a competent court of law in the Commonwealth of Virginia, and the parties agree to the personal jurisdiction of those courts.  Further, both ATK and Mr. Ross waive the right to a trial by jury with respect to any dispute over the terms of this Agreement.

13.          Severability.  If any of the terms of this General Release are deemed to be invalid or unenforceable by a court of law, the validity and enforceability of the remaining provisions of this General Release will not in any way be affected or impaired.  In the event that any court having jurisdiction of the Parties should determine that any of the post-employment restrictions and obligations set forth in Paragraph 3 of this General Release are overbroad or otherwise invalid in any respect, Mr. Ross acknowledges and agrees that the court so holding shall construe those provisions to cover only that scope, duration or extent of those activities which may validly and enforceably be restricted, and shall enforce the restrictions as so construed.  The Parties acknowledge the uncertainty of the law in this respect and expressly stipulate that this Agreement shall be construed in a manner which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

14.          No Assignment.  This General Release is personal to Mr. Ross and cannot be assigned to any other person or entity.

15.          Attorneys’ Fees.  Mr. Ross understands that he is responsible to pay his own costs and attorneys’ fees, if any, that are incurred in consulting with an attorney about this General Release.

16.          Compliance With Code Section 409A.  This Agreement is intended to comply with the requirements of section 409A of the Internal Revenue Code of 1986 ,as amended (the “Code”), and, specifically, with the separation pay exemption and short term deferral exemption of section 409A, and shall in all respects be administered in accordance with section 409A.  Notwithstanding anything in the Agreement to the contrary, distributions may only be made under the Agreement upon an event and in a manner permitted by section 409A of the Code or an applicable exemption.  Any payment made hereunder that is not covered by an applicable exemption under section 409A of the Code will be paid no sooner than the first day of the seventh month following Mr. Ross’s separation from service within the meaning of section 409A.

17.          Entire Agreement.  This General Release constitutes the entire agreement between ATK and Mr. Ross regarding the subject matter included in this document.  Mr. Ross agrees that there are no promises or understandings outside of this General Release, except with respect to his continuing obligations not to reveal ATK’s proprietary, confidential, and trade secret information, as well as his obligations to maintain the confidentiality of secret or top secret information and the other post employment obligations.  This General Release supersedes and replaces all prior or contemporaneous discussions, negotiations or General Releases, whether written or oral, except as set forth herein.  Any modification or addition to this General Release must be in writing, signed by an authorized officer of ATK and Mr. Ross.

18.          Acknowledgement.  Mr. Ross acknowledges and agrees that: (a) this Agreement has been written in a manner that is calculated to be understood, and is understood, by him; (b) the release provisions of this Agreement apply to rights and claims that he may have under the Age Discrimination in Employment Act, including the right to file a lawsuit against the Company for age discrimination; (c) the release provisions of this Agreement do not apply to any rights or claims that Mr. Ross may have that arise after the date he executes this Agreement; (d) the Company does not have a preexisting unconditional duty to pay the benefits described in Section 2 of this Agreement; (e) Mr. Ross has been advised in writing to consult with an attorney prior to executing this Agreement; (f) Mr. Ross was given a period of 21 days in which to consider the terms of this Agreement; (g) Mr. Ross may elect to waive the 21 day consideration period and execute this Agreement at any time and (h) Mr. Ross shall have a period of seven days after execution of this Agreement in which to revoke this Agreement.  Executive further understands and the Company agrees that this Agreement shall not become effective or enforceable until expiration of this seven-day period (herein referenced as the “Effective Date”).

19.          Understanding and Voluntary Execution.  Mr. Ross understands all of the terms of this General Release and has not relied on any oral statement or explanation by ATK.  Mr. Ross has had adequate time to consult with legal counsel and to consider whether to sign this General Release, and Mr. Ross is signing this General Release knowingly and voluntarily.

Mr. Ross executes this General Release by his signature below.

Date: 4/16/12	Keith D. Ross

/s/ Keith D. Ross
Employee’s Signature

Date: 4/16/12	Alliant Techsystems Inc.

/s/ Christine A. Wolf
By: Christine A. Wolf
Its: SVP Human Resources